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                                                                     Exhibit 18


November 11, 1997



New York Bagel Enterprises, Inc.
Wichita, Kansas

Gentlemen:

We have been furnished with a copy of Form 10-Q of New York Bagel Enterprises, Inc. for the thirteen weeks ended September 28, 1997 and have read the Company's statements contained in Note 3 to the condensed consolidated financial statements included therein. As stated in Note 3, the Company changed its method of accounting for restaurant pre-opening costs from a method whereby such costs were initially capitalized and then amortized over the initial twelve months of a restaurant's operations to a method of expensing such costs as incurred and states that the newly adopted accounting principle is preferable in the circumstances because the newly adopted method provides a better matching of revenue and expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of New York Bagel Enterprises, Inc. as of any date or for any period subsequent to December 29, 1996, nor have we audited the information set forth in the aforementioned Note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of New York Bagel Enterprises, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                       Very truly yours,

                                       /s/KPMG Peat Marwick LLP

                                       KPMG Peat Marwick LLP


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